Exhibit 99.1

Supernus Defeats Second Generic Challenger to Oxtellar XR®

Federal Court Finds Supernus Patents Valid and Infringed by TWi

ROCKVILLE, Md., August 15, 2017 (GLOBE NEWSWIRE) — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced, following a four-day bench trial, that the United States District Court for the District of New Jersey ruled that TWi Pharmaceuticals, Inc. and its subsidiary infringed U.S. Patent Nos. 7,722,898, 7,910,131, and 8,821,930 by submitting to the FDA an Abbreviated New Drug Application (ANDA) seeking permission to market a generic version of Oxtellar XR® before the expiration of Supernus’ patents.  The District Court ruling also confirmed the validity of U.S. Patent Nos. 7,722,898, 7,910,131, and 8,821,930.

“We are very pleased with the District Court’s ruling that TWi infringed our Oxtellar XR® patents and the reaffirmation of the validity of those patents,” stated Jack A. Khattar, President and Chief Executive Officer of Supernus Pharmaceuticals. “Supernus will continue to actively enforce and expand its Oxtellar XR® patent portfolio.”

In addition to the three patents that were the subject of the District Court’s decision, Oxtellar XR® is further protected by four other patents that are also listed in the Orange Book.  The Orange Book lists all seven of Supernus’ Oxtellar XR® patents as expiring on April 13, 2027.

As of the date of this press release, Supernus is not aware of any FDA approval for the TWi ANDA.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR®. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s 2016 Annual Report on Form 10-K that was filed with the United States Securities and Exchange Commission (SEC) on March 16, 2017, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, that was filed with the SEC on August 3, 2017, under the caption “Risk Factors”.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contact:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Vice President and CFO
Supernus Pharmaceuticals, Inc.
301-838-2591

Or

Investor Contact:
Peter Vozzo
Westwicke Partners
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com